                                                 Issuer Free Writing Prospectus
                                                     Filed pursuant to Rule 433
                                                    Registration No. 333-162195
                                                          Dated October 9, 2009

                           PRIVATE WEALTH MANAGEMENT
                                 DEUTSCHE BANK

                         Structured Solutions snapshot

5-Year Market Contribution Securities (MCS) linked to the Deutsche Bank Liquid
Alpha USD 5 Total Return(R) Index

                      Investment Rationale & Positioning

|X|  Alpha investment strategy, which aims to generate returns without regard to the direction of a pre-selected benchmark asset.
|X|  The Securities deliver returns based on a weighted combination of four alpha indices from four different asset classes (equities, commodities, currencies and rates) and cash.
|X|  The alpha indices and cash are combined in a quantitative portfolio allocation model which seeks a risk targeted, optimal exposure to each asset.

                          Description & Return Profile

The DB Liquid Alpha USD 5 Total Return(R) Index MCS offer clients:

|X|  A vehicle intended to generate globally-diversified, multi-asset class, uncorrelated absolute returns in a market-independent, non-directional and low volatility framework.
|X|  Full Participation in the upside and downside performance of the DB Liquid
     Alpha USD 5 Total Return(R) Index, reduced by an adjustment factor of
     1.75% each year the Securities remain outstanding (applied at maturity or upon any early redemption).
|X|  Best-Case Scenario: Participation in any positive Index Return, net of the adjustment factor. The redemption amount of the MCS is uncapped if the
     Liquid Alpha Index increases in value.
|X|  Worst-Case Scenario: Full downside risk; if the Liquid Alpha Index falls below its initial closing level, investors will participate one-for-one on the downside with returns further diminished by the Adjustment Factor.

Key Terms
---------------------------- ---------------------------------------------------
Issuer                       Deutsche Bank AG, London Branch
---------------------------- ---------------------------------------------------
Underlying                   Deutsche Bank Liquid Alpha USD 5 Total Return(R)
                             Index (Bloomberg: DBLAUT5J Index {GO})
---------------------------- ---------------------------------------------------
Subscription Period Closes   9:00 AM New York Time November 20, 2009
---------------------------- ---------------------------------------------------
Maturity                     5 Years, subject to early redemption
---------------------------- ---------------------------------------------------
Investment Currency          USD
---------------------------- ---------------------------------------------------
Principal Protection         None
---------------------------- ---------------------------------------------------
Participation                100% in appreciation/depreciation of Underlying
                             less an Adjustment Factor
---------------------------- ---------------------------------------------------
Investment Amount            $1,000 minimum with $1,000 increments thereafter
---------------------------- ---------------------------------------------------
Early Redemption             Redemption prior to maturity (i) at the option of
                             the issuer beginning one year after the date of
                             issuance or (ii) at the option of the investor on a
                             specified annual early redemption date.
---------------------------- ---------------------------------------------------
Adjustment Factor            1.75% annually; applied at maturity or upon any
                             early redemption.
---------------------------- ---------------------------------------------------
Eligible Purchasers          Available only to persons that are deemed to be
                             suitable investors
---------------------------- ---------------------------------------------------
Selling Restrictions         Employees of Deutsche Bank Trust Company Americas
                             cannot sell the Securities to residents of Arizona,
                             Hawaii, Illinois, Louisiana, North Dakota, Rhode
                             Island, South Carolina and Texas except in limited
                             circumstances. For Florida residents, all sales
                             must be effected by employees of Deutsche Bank
                             Florida. Employees of Deutsche Bank Securities Inc.
                             can sell the Securities to residents in all 50
                             states.
---------------------------- ---------------------------------------------------
IRA, ERISA eligible?         No
---------------------------- ---------------------------------------------------
Listing                      The Securities will not be listed on any securities
                             exchange. Deutsche Bank Securities Inc. ("DBSI")
                             intends to offer to purchase the Securities in the
                             secondary market but is not required to do so.
                             Purchases made by DBSI in the secondary market
                             will be subject to an additional 0.50%-0.75% fee.
---------------------------- ---------------------------------------------------
Leverage                     Please contact Lending for information regarding
                             eligibility.
---------------------------- ---------------------------------------------------

                                 Considerations

|X|  The Liquid Alpha USD 5 Total Return(R) Index became an investable index in
     April, 2008. Annualized returns from January 1999 through April 2008 were retrospectively calculated. Hypothetical and past performance is not indicative of future results.
|X|  Index pricing is available daily on Bloomberg (DBLAUT5J Index {GO})
|X|  Annual adjustment factor of 1.75%. The Securities will initially be distributed through DBSI, its affiliates and/or certain other brokers, who may receive a portion of the Adjustment Factor as a commission on a quarterly basis. A fee of 0.50%-0.75% will be applied to purchases, if any, made by DBSI in the secondary market. The agents for this offering are affiliates of ours. For more information, see "Underwriting (Conflicts of Interest)" in the accompanying Term Sheet No. 750.
|X|  Tax Treatment: Under the intended tax treatment, investors should realize only capital gains or losses upon disposition (including early redemption)
     or at maturity. For a more detailed description of the intended tax treatment of the Securities, please read the related Term Sheet, Prospectus
     Supplement, Prospectus and Underlying Supplement. Deutsche Bank does not provide legal, tax or accounting advice.

           Retrospective and Historical Performance of the DB Liquid
                        Alpha USD 5 Total Return(R) Index

                                [GRAPHIC OMITTED]

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that
Deutsche Bank AG has filed with the SEC for more complete information about
Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche
Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement, term sheet and this document if you so request by calling toll-free 1-800-311-4409.

                                   Underlying

|X|  Liquid Alpha reflects the total return performance of a weighted combination of four proprietary alpha indices from four different asset classes and cash.
|X|  Equities: (S&P X-Alpha USD Total Return Strategy Index) seeks to generate alpha results by taking long positions in a series of Deutsche Bank proprietary regional indices and short positions in their respective equity benchmarks.
|X|  Commodities: (DB Commodity Harvest USD Total Return Index) takes a long position in an optimal yield commodity index and a short position in a commodity benchmark index.
|X|  Currencies: (DB Balanced Currency Harvest (USD-Funded) Index) takes long positions in high interest rate currencies and short positions in low interest rate currencies.
|X|  Rates: (DB Smart USD Index) seeks to capture returns generated by changes in the difference between short-term and long-term interest rates and reflected in the slope of the USD yield curve. The DB Smart USD Index is 5 times leveraged.
|X|  Cash: (DB Fed Funds Total Return Index) reflects the overnight Fed Funds rate.

             DB Liquid Alpha USD 5 Total Return(R) Index Allocation
                            History and Constraints

                               [GRAPHIC OMITTED]

Liquid Alpha 5 USD                                            Range
TR Constituents                  Live Date     Bloomberg     Exposure
---------------------------------------------------------------------
S&P X-Alpha USD TR Index         Oct 31 07     SPXADT        10%-50%
DB Commodity Harvest TR Index    Dec 17 07     DBCM HLTU     10%-50%
DB Currency Harvest TR Index     Oct 19 05     DBHVBUSF      10%-50%
DB SMART USD Index               Jul 15 07     DBSMARTD      10%-50%
DB Fed FUND TR Index             Oct 15 07     DBM MFED1      0%-60%

                   Multi-Asset Alpha Index Dynamic Allocation

                               [GRAPHIC OMITTED]

                                      Risks

|X|  The Securities are not principal protected, and therefore investors may lose part or all of their initial investment.
|X|  The inclusion of an adjustment factor reduces the payment at maturity or upon early redemption.
|X|  The Liquid Alpha Index has limited performance history and the correlation among the index constituents could change unpredictably. Publication of the
     Liquid Alpha Index began in April, 2008 and historical or
     retrospectively-calculated performance of the Liquid Alpha Index should not be relied on to predict future performance.
|X|  The issuer may redeem the Securities prior to maturity. Upon early redemption, the amount payable to investors may be significantly less than the original investment amount.
|X|  An investment in the Securities is subject to the credit of the Issuer.
|X|  Significant aspects of the U.S. federal income tax treatment of the
     Securities are uncertain, and no assurance can be given that the Internal
     Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying Term Sheet No. 750.

                                Risks (continued)

|X|  The payout on the Securities is tied to the value of the Liquid Alpha Index on a specific valuation date. Therefore, a temporary decline in value around the date of maturity or early redemption could greatly affect the investor's return.
|X|  A liquid secondary market for the Securities is not guaranteed and may be limited. The issuer may, but is not obligated to, purchase Securities in the open market by tender or private agreement.
|X|  Potential conflicts of interest exist because the Issuer, the calculation agent for the Securities and the sponsor of the Liquid Alpha Index and some of its components are the same legal entity.
|X|  For further risk considerations, please refer to the accompanying Term
     Sheet No. 750, Underlying Supplement No. 4, Prospectus Supplement and
     Prospectus including the section entitled "Risk Factors" in the accompanying term sheet.

                      Important Information and Disclosures

|X|  This Snapshot does not contain all the terms and conditions relevant to the
     Securities. This Snapshot must be read in conjunction with the accompanying
     Term Sheet No. 750, Underlying Supplement No. 4, Prospectus Supplement and
     Prospectus. This Snapshot does not purport to summarize all of the conditions, representations, warranties, and other provisions relevant to the Securities.
|X|  We have sent you this document in our capacity as a potential counterparty acting at arm's length. We are not acting as your financial adviser or in a fiduciary capacity in respect of this proposed transaction or any other transaction with you unless otherwise expressly agreed by us in writing.
     Prospective investors should understand and discuss with their professional tax, legal, accounting and other advisors the effect of a transaction they may enter into.
|X|  Before entering into any transaction, you should take steps to ensure that you understand and have made an independent assessment of the appropriateness of the transaction in light of your own objectives and circumstances, including the possible risks and benefits of entering into such transaction. You should also consider making such independent investigations as you consider necessary or appropriate for such purposes.
|X|  The past performance of securities, indices or other instruments referred to herein does not guarantee or predict future performance.
|X|  The Securities involve risk, which may include interest rate, commodity, currency, credit, political, liquidity, time value, and market risk and are not suitable for all investors. For further risk considerations, please refer to the accompanying Term Sheet No. 750, Underlying Supplement No. 4,
     Prospectus Supplement and Prospectus including the section entitled "Risk
     Factors" in the accompanying term sheet.
|X|  The Securities are not insured by the Federal Deposit Insurance Corporation
     (FDIC) or any other U.S. governmental agency. The securities are not guaranteed under the Federal Deposit Insurance Corporation's Temporary
     Liquidity Guarantee Program.
|X|  We or our affiliates, or persons associated with us or such affiliates, may: maintain a long or short position in securities referred to herein, or in related futures or options, purchase or sell, make a market in, or engage in any other transaction involving such securities, and earn brokerage or other compensation.
|X|  "Deutsche Bank" means Deutsche Bank AG and its affiliated companies, as the context requires. Deutsche Bank Private Wealth Management refers to
     Deutsche Bank's wealth management activities for high-net-worth clients around the world. Deutsche Bank Alex Brown is a division of Deutsche Bank
     Securities Inc.